Exhibit 99.1

Nova Mining Corp. Announces 5-for-1 Stock Split

MARCELLUS, N.Y., Oct 27, 2011 (BUSINESS WIRE) -- Nova Mining Corp. (OTCQB:NVMN) today announced that on October 27, 2011 its Board of Directors declared a 5-for-1 split of its common stock. The split will be effectuated in the form of a stock dividend to shareholders of record on November 11, 2011. The company will ask FINRA to process the dividend with an effective date of November 14, 2011. Shareholders will receive four additional shares for each share of common stock held on the record date.

As of today, there are 6,000,000 shares of the company's common stock issued and outstanding. Immediately following the distribution of the stock dividend, there will be 30,000,000 shares of the company's common stock issued and outstanding.

For those shareholders holding physical certificates the company will mail a new certificate representing the dividend shares to the shareholder's address of record, there will not be a mandatory exchange of certificates. Shareholders who hold shares in brokerage and investment accounts will see the dividend shares automatically credited to their accounts shortly after the effective date.

"The Board's action conveys its confidence in the long-term prospects for Nova Mining," said Carmen Joseph Carbona, Chairman and CEO. "Additionally, we hope the stock split will improve the company's stock liquidity."

About Nova Mining Corp. (OTCQB:NVMN)

Nova Mining Corp. is a for-profit corporation focused on developing domestic and international mining claims. Nova Mining is listed on the NASDAQ OTC exchange as an OTCQB tier company under the symbol NVMN.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipate" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT:

Nova Mining Corp. Carmen Joseph Carbona, 315-558-3702